Exhibit 99.1

1440 Davey Road Woodridge, IL 60517 (Phone) 630.739.6744 (Fax) 630.739.6754 www.advancedlifesciences.com

Company Contact: Joe Camp 630-754-4352 Email: jcamp@advancedlifesciences.com
October 1, 2008	Media Contact: Melanie Nimrodi, Financial Relations Board, 312-546-3508 Email: mnimrodi@frbir.com Investors Contact: Kathy Price, Financial Relations Board, 213-486-6547 Email: kprice@frbir.com

CHICAGO, IL, Oct. 1, 2008/PRNewswire- FirstCall/: — Advanced Life Sciences Holdings, Inc. (Nasdaq: ADLS), and Wyeth Pharmaceuticals, a division of Wyeth (NYSE: WYE), have signed a development and commercialization agreement for cethromycin in the Asia Pacific region excluding Japan.  Cethromycin is a novel once-a-day oral antibiotic for the treatment of community respiratory tract infections.  Advanced Life Sciences will retain exclusive rights to cethromycin in the rest of the world, including North America and Europe and excluding Japan(1).  Advanced Life Sciences separately announced the submission of a new drug application (NDA) to the U.S. FDA for cethromycin for the indication of mild-to-moderate community acquired pneumonia (CAP).

Under the terms of the agreement, Wyeth made an up-front equity investment in Advanced Life Sciences through the purchase of common stock representing approximately 4.9% of the Company’s total outstanding shares.  In addition to future royalty payments, Advanced Life Sciences would receive milestone and regulatory payments based on successful achievement of clinical, regulatory and commercial objectives in specific markets.  Advanced Life Sciences and Wyeth will collaborate to develop additional clinical data in the Asia Pacific region to support regulatory filings in that region.  The overall value of the transaction could potentially exceed $100 million.

“We are very pleased to be working with Wyeth to support development and commercialization efforts in the Asia Pacific region.  We believe this partnership validates our scientific achievements and the commercial potential for cethromycin,” said Michael T. Flavin, Ph.D., the Company’s chairman and chief executive officer.  “The need for new antibiotics and subsequent market growth in this region is outpacing that of the rest of the world due to high bacterial resistance rates.  Wyeth is a worldwide leader in the development and commercialization of novel respiratory therapeutics with a strong position in the Asia Pacific region and we are excited to be working with their team to be successful in bringing cethromycin to this key geography.”

“Antibiotic resistance in the community is a serious public health problem worldwide.  Data suggest that cethromycin has a favorable efficacy and safety profile in community acquired pneumonia and we view this product as a potential option to aid in the battle against potentially deadly pathogens,” said Mark Larsen, President, Asia-Pacific and Nutritionals, for Wyeth.  “If approved, we view cethromycin as an excellent addition to our strong portfolio of existing anti-infective agents, Tygacil(R) (tigecyline) and Zosyn(R) (piperacillin/tazobactam), and it is in line with our corporate objectives in a key growth region for Wyeth.”

About Cethromycin

Cethromycin has shown higher in vitro potency and a broader range of activity than macrolides against Gram-positive bacteria associated with respiratory tract infections. In in vitro tests, cethromycin appears to be effective against penicillin- and macrolide-resistant bacteria. Cethromycin has a mechanism of action that may slow the ability of bacteria to develop resistance to the drug.

In addition to its utility in CAP, cethromycin is also being investigated for the prophylactic treatment of inhalation anthrax post-exposure and other pathogens of bioterror including tularemia, plague and melioidosis. The FDA has designated cethromycin as an orphan drug for the prophylactic treatment of inhalation anthrax post-exposure, but the drug is not yet approved for this or any other indication.

About Community Acquired Pneumonia (CAP)

CAP is the sixth most common cause of death in the United States. CAP and other respiratory tract infections are caused by pathogens such as Streptococcus pneumoniae and Haemophilus influenzae.  If not treated properly, CAP is potentially fatal and the bacteria that cause CAP are developing resistance to current standard of care treatments.

Macrolides and penicillins are currently the first-line treatments for respiratory tract infections such as CAP.  Streptococcus pneumoniae is the most prevalent pathogen that causes CAP and resistance rates to this organism range between 40% for macrolides and 60% for penicillins in the U.S.  Streptococcus pneumoniae resistance is more common in the Asia Pacific region, where rates exceed 50% for penicillin and 80% for macrolides. As macrolide and penicillin resistance grows and has the potential to cause more clinical failures, there is a need for new antibiotics with unique mechanisms of action that can overcome emerging bacterial resistance.

About Advanced Life Sciences

Advanced Life Sciences is a pre-commercial stage biopharmaceutical company engaged in the discovery, development and commercialization of novel drugs in the therapeutic areas of infection, cancer and respiratory diseases.  The Company’s lead candidate, cethromycin, is a novel once-a-day oral antibiotic in late-stage clinical development for the treatment of respiratory tract infections including CAP.  For more information, please visit http://www.advancedlifesciences.com.

(1) Abbott Laboratories retains rights to cethromycin in Japan.

Forward-Looking Statements

Any statements contained in this press release that relate to future plans, events or performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements represent our management’s judgment regarding future events.  The Company does not undertake any obligations to update any forward-looking statements whether as a result of new information, future events or otherwise.  Our actual results could differ materially from those discussed herein due to several factors including the our ability to obtain and maintain regulatory approval and labeling of our product candidates; our plans to develop and commercialize our product candidates; the loss of key scientific or management personnel; the size and growth of potential markets for our product candidates and our ability to serve those markets; regulatory developments in the U.S. and foreign countries; the rate and degree of market acceptance of any future products; the accuracy of our estimates regarding expenses, future revenues and capital requirements; our ability to obtain financing on terms acceptable to us; our ability to obtain and maintain intellectual property protection for our product candidates; the successful development of our sales and marketing capabilities; the success of competing drugs that become available; and the performance of third party collaborators and manufacturers.  These and additional risks and uncertainties are detailed in the Company’s filings with the Securities and Exchange Commission.

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